Exhibit 14.1

UNIQURE N.V.

Code Of Business Conduct And Ethics

(Effective as of February 10, 2014; Amended as of February 6, 2017)

This Code of Business Conduct and Ethics (the “Code”) sets forth legal and ethical standards of conduct for employees, directors and members of senior management of uniQure N.V. (the “Company”). While the Code is specifically written for employees, directors and members of senior management, we expect company contractors, consultants and others temporarily assigned to perform work or services for the Company to follow the Code. This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. Except as otherwise required by applicable local law, this Code applies to the Company and all of its subsidiaries and other business entities controlled by it worldwide.

If you have any questions regarding this Code or its application to you in any situation, you should contact your supervisor or the Company’s General Counsel.

Compliance with Laws, Rules and Regulations

The Company requires that all employees, directors and members of senior management comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its employees, directors, senior management or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or to the General Counsel. While it is the Company’s desire to address matters internally, nothing in this Code prohibits you from reporting any illegal activity to the appropriate regulatory authority. Employees, directors and members of senior management shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation. However, if the report was made with knowledge that it was false, the Company may take appropriate disciplinary action up to and including termination. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any administrative, judicial or legislative proceeding or investigation.

Compliance with Company Policies

Every employee, director and member of senior management is expected to comply with all Company policies and rules as in effect from time to time. You are expected to familiarize yourself with such policies.

Conflicts of Interest

Employees, directors and members of senior management must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest” and should seek to avoid even the appearance of a conflict of interest. A conflict of interest occurs when your personal interest interferes with the interests of the Company. A conflict of interest can arise whenever you, as an employee, member of senior management or director, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

All employees, directors and members of senior management must comply with the detailed requirements set out in the Company’s Related Party Transactions Policy, as amended from time to time, which is available on the Company’s intranet. It is your responsibility to disclose to the General Counsel any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Insider Trading

Employees, directors and members of senior management who have material non-public information about the Company or other companies, including our collaborators, licensors, licensees, business partners, suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, as amended from time to time, which is available on the Company’s Intranet.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the General Counsel before making any such purchase or sale.

Confidentiality

Employees, directors and members of senior management must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our collaborators, licensors, licensees, business partners, suppliers and customers, except when disclosure is authorized by a supervisor or legally permitted in connection with reporting illegal activity to the appropriate regulatory authority. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, employees, directors and members of senior management (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and, if appropriate, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons. The Company’s policies with respect to public disclosure of internal matters are described more fully in the Company’s Disclosure Policy, which is available on the Company’s Intranet.

You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and any applicable non-competition or non-solicitation obligations.

Honest and Ethical Conduct and Fair Dealing

Employees, directors and members of senior management should endeavor to deal honestly, ethically and fairly with each other and the Company’s collaborators, licensors, licensees, business partners, suppliers, customers, and competitors. Statements regarding the Company’s therapies and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Protection and Proper Use of Corporate Assets

Employees, directors and members of senior management should seek to protect the Company’s assets, including proprietary information. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Employees, directors and members of senior management must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

Employees, directors and members of senior management must advance the Company’s legitimate interests when the opportunity to do so arises. You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

Gifts and Gratuities

The use of Company funds or assets for gifts, gratuities or other favors to government officials is prohibited, except to the extent such gifts, gratuities or other favors are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient. The use of Company funds or assets for gifts to any customer, supplier, or other person doing or seeking to do business with the Company is prohibited, except to the extent such gifts are in compliance with the policies of both the Company and the recipient and are in compliance with applicable law.

Employees, directors and members of senior management must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any person doing or seeking to do business with the Company, other than items of insignificant value. Any gifts that are not of insignificant value should be returned immediately and reported to your supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, directors and members of senior management should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest, intended to serve legitimate business goals and in compliance with applicable law.

Bribes and Kickbacks

Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world. The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments, departments, agencies or state-controlled entities, foreign political parties or foreign political candidates in order to obtain or retain business. Because uniQure is an issuer of securities that have been registered in the United States, this law applies to uniQure, its employees, directors, members of senior management and any third party agents of the Company.

Accuracy of Books and Records and Public Reports

Employees, directors and members of senior management must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet its legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to applicable generally accepted accounting principles and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Concerns Regarding Accounting or Auditing Matters

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to the General Counsel at 113 Hartwell Avenue, Lexington MA 02421 or may use the toll-free telephone numbers (US: (844) 548 9460, the Netherlands: 08000 200 784, Germany: 0800 724 3721). See “Reporting and Compliance Procedures” below. All such concerns and complaints will be forwarded to the Audit Committee of the Board of Directors, unless they are determined to be without merit by the General Counsel. In any event, a record of all complaints and concerns received will be provided to the Audit Committee each fiscal quarter. Any such concerns or complaints may also be communicated, confidentially and, if you desire, anonymously, directly to the Chairperson of the Audit Committee, Jack Kaye, (tel. +1 732 713 1444).

The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

Dealings with Independent Auditors

No employee, director or member of senior management shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the SEC. No employee, director or member of senior management shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.

Waivers of this Code of Business Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be appropriate. Any employee or member of senior management who believes that a waiver of any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that a waiver is appropriate, the approval of the General Counsel must be obtained. The General Counsel shall be responsible for maintaining a record of all requests by employees or members of senior management for waivers of any of these policies and the disposition of such requests.

Any member of senior management or director who seeks a waiver of any of these policies should contact the General Counsel. Any waiver of this Code for members of senior management or directors or any change to this Code that applies to members of senior management or directors may be made only by the Board of Directors of the Company. All waivers will be disclosed as required by law or the rules of the NASDAQ Stock Market.

Reporting and Compliance Procedures

Every employee, director and member of senior management has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code to his or her supervisor or to the General Counsel, as described below. Any employee, director or member of senior management who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the General Counsel. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the General Counsel.

You may report violations of this Code, on a confidential or anonymous basis, by contacting the General Counsel (+1 339 970 7533 or m.keson-brookes@uniqure.com) or you may use the toll-free telephone numbers (US: (844) 548 9460, the Netherlands: 08000 200 784, Germany: 0800 724 3721). Any such concerns or complaints may also be communicated, confidentially, directly to the Chairperson of the Audit Committee (tel. +1 732 713 1444). While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may remain anonymous if you wish.

If the General Counsel or Chairperson of the Audit Committee receives information regarding an alleged violation of this Code, he or she shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves a member of senior management or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the CEO for action, or if the alleged violation involves a member of senior management or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Employees, directors and members of senior management are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves a member of senior management or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such member of senior management or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

Dissemination and Amendment

This Code shall be distributed to each new employee, director and member of senior management of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, director and member of senior management of the Company.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be found on the Company’s Intranet.

This document is not an employment contract between the Company and any of its employees, directors or members of senior management.